As filed with the Securities and Exchange Commission on August 26, 2022

Registration No. 333-252990

Registration No. 333-179932

Registration No. 333-169035

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-252990)

REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-179932)

REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-169035)

UNDER
THE SECURITIES ACT OF 1933

Cedar Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	42-1241468
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2529 Virginia Beach Blvd.
Virginia Beach, VA 23452
(757) 627-9088

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

M. Andrew Franklin
Chief Executive Officer and President

Cedar Realty Trust, Inc.
2529 Virginia Beach Blvd.
Virginia Beach, VA 23452
Telephone: (757) 627-9088

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David E. Brown, Jr.

Alston & Bird LLP

950 F St. NW

Washington, D.C. 20004

Telephone: (202) 239-3345

Approximate date of commencement of proposed sale to the public: N/A. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) of Cedar Realty Trust, Inc., a Maryland corporation (the “Company”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

●	Registration Statement on Form S-3 (No. 333-252990) filed with the Commission on February 11, 2021, registering an aggregate of $750,000,000 of Common Stock, Preferred Stock, Depositary Shares, Warrants, Stock Purchase Contracts, and Units;

●	Registration Statement on Form S-3 (No. 333-179932) filed with the Commission on March 6, 2012, registering 563,955 shares of Common Stock; and

●	Registration Statement on Form S-3 (No. 333-169035) filed with the Commission on August 25, 2010, registering 9,738,426 shares of Common Stock.

On August 22, 2022, pursuant to the Agreement and Plan of Merger, dated as of March 2, 2022, as amended, by and among the Company, Wheeler Real Estate Investment Trust, Inc. (“Wheeler”), WHLR Merger Sub Inc., WHLR OP Merger Sub LLC, and Cedar Realty Trust Partnership, L.P., the Company became a wholly owned subsidiary of Wheeler.

As a result of the consummation of the merger, the Company has terminated all offerings and sales of its securities registered pursuant the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered for sale and issuance but remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, State of Virginia, on August 26, 2022.

Cedar Realty Trust, Inc.

By:	/s/ M. Andrew Franklin
M. Andrew Franklin
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ M. Andrew Franklin	Chief Executive Officer, President and Director	August 26, 2022
	M. Andrew Franklin	(principal executive officer)

By:	/s/ Crystal Plum	Chief Financial Officer, Treasurer, Secretary and	August 26,2022
	Crystal Plum	Director (principal financial and accounting officer)

By:	/s/ Kerry G. Campbell	Director	August 26, 2022
Kerry G. Campbell

By:	/s/ E.J. Borrack	Director	August 26, 2022
E.J. Borrack

By:	/s/ Paula J. Poskon	Director	August 26, 2022
Paula J. Poskon

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